Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation in this Registration Statement of D Boral ARC Acquisition I Corp. on the Amendment No.3 to Form S-1 (File No. 333-286810) of our report dated April 28, 2025, with respect to our audit of the financial statements of D Boral ARC Acquisition I Corp. as of March 31, 2025 and for the period from March, 20, 2025 (inception) through March 31, 2025 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

July 21, 2025